SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant☑
Filed by a Party other than the Registrant☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

LCC International, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      ☑ No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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LCC INTERNATIONAL, INC.

7925 Jones Branch Drive
McLean, VA 22102

April 25, 2005

Dear Stockholder:

      You are cordially invited to attend the 2005 annual meeting of stockholders of LCC International, Inc. to be held on Wednesday, May 25, 2005 at 10:00 a.m. (Eastern Time) at the offices of LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia, 22102.

      At this meeting, you will be asked to vote, in person or by proxy, on the following matters: (i) the election of five members of the board of directors; (ii) the ratification of the appointment of KPMG LLP as our independent auditors; and (iii) any other business as may properly come before the meeting or any adjournments thereof. The official notice of meeting, proxy statement and form of revocable proxy and our Annual Report on Form 10-K are included with this letter. The matters listed in the notice of meeting are described in detail in the proxy statement.

      Regardless of your plans for attending in person, it is important that your shares be represented and voted at the 2005 annual meeting. Accordingly, you are urged to complete, sign and mail the enclosed revocable proxy as soon as possible.

Sincerely,

PETER A. DELISO
Interim Chief Executive Officer,
Vice President, Corporate Development,
General Counsel and Secretary

LCC INTERNATIONAL, INC.

7925 Jones Branch Drive
McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2005

      NOTICE IS HEREBY GIVEN that the 2005 annual meeting of stockholders (the “annual meeting”) of LCC International, Inc. will be held on Wednesday, May 25, 2005 at 10:00 a.m. (Eastern Time) at the offices of LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia, 22102, to consider and act upon the following proposals:

1. To elect five members of the board of directors;

2. To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2005; and

3. To transact such other business as may properly come before the annual meeting or any adjournments thereof.

      The board of directors has fixed the close of business on April 6, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. Only holders of class A common stock and class B common stock of record at the close of business on that date will be entitled to notice of and to vote at the annual meeting or any adjournments thereof. A list of our stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten (10) days before the annual meeting at our offices.

By Order of the Board of Directors,

PETER A. DELISO
Secretary

McLean, Virginia

April 25, 2005

LCC INTERNATIONAL, INC.

7925 Jones Branch Drive
McLean, Virginia 22102

PROXY STATEMENT

Annual Meeting of Stockholders
May 25, 2005

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

      This proxy statement and the accompanying notice of annual meeting and form of revocable proxy are being furnished, on or about April 26, 2005, to the stockholders of LCC International, Inc. (referred to in this proxy statement as “we,” “our,” “our company,” “us” or “LCC”), in connection with the solicitation of proxies by our board of directors to be used at the 2005 annual meeting of stockholders of LCC (referred to in this proxy statement as the “annual meeting”) to be held on Wednesday, May 25, 2005 at 10:00 a.m. (Eastern Time) at our offices at 7925 Jones Branch Drive, McLean, Virginia, 22102, and any adjournment thereof.

      The purpose of the annual meeting is (i) to elect five members of the board of directors; (ii) to ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2005; and (iii) to transact such other business as may properly come before the annual meeting or any adjournments thereof.

      If the enclosed form of proxy is properly executed and returned to us in time to be voted at the annual meeting, the shares represented thereby will be voted in accordance with the instructions thereon. Executed but unmarked proxies will be voted: (i) FOR the election of five directors to the board of directors and (ii) FOR the ratification of the appointment of KPMG LLP as our independent auditors. If any other matters are properly brought before the annual meeting, proxies will be voted in the discretion of the proxy holders. We are not aware of any such matters that are proposed to be presented at our annual meeting.

      The cost of soliciting proxies in the form enclosed herewith will be borne entirely by us. We have retained D.F. King & Co., Inc. to solicit proxies by use of the mails on our behalf for a fee of approximately $3,000. In addition, proxies may be solicited by our directors, officers and regular employees, without extra remuneration, by personal interviews, telephone, telegraph or otherwise. We will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

      The securities which can be voted at the annual meeting consist of shares of our class A common stock and class B common stock (collectively referred to as the “common stock”). Each outstanding share of class A common stock entitles its owner to one vote on each matter as to which a vote is taken at the annual meeting. Each outstanding share of class B common stock entitles its owner to ten votes on each matter as to which a vote is taken at the annual meeting. The close of business on April 6, 2005 has been fixed by the board of directors as the record date for determination of stockholders entitled to vote at the annual meeting. The number of shares of class A common stock and class B common stock outstanding and entitled to vote on the record date was 20,304,086 and 4,427,577, respectively. The presence, in person or by proxy, of shares of common stock issued and outstanding and constituting at least a majority of the votes entitled to vote on the record date is necessary to constitute a quorum at the annual meeting. Stockholders’ votes will be tabulated by our assistant general counsel and assistant secretary, who have been appointed by the board of directors to act as inspectors of election for the annual meeting. Under Delaware corporate law and our amended and restated bylaws, directors are elected by a plurality of votes cast by the shares present (in person or by proxy) and entitled to vote. Unless otherwise required by law or our restated certificate of incorporation or amended and restated bylaws, any other matter put to a stockholder vote will be decided by the affirmative vote of a majority of the votes cast on the matter. Shares of our common stock represented by proxies that are marked “abstain” or which constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but none of the shares represented by these proxies will be counted for the purpose of determining the number of votes cast at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

      The presence of a stockholder at the annual meeting will not automatically revoke the stockholder’s proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by filing with our secretary a written notice of revocation, by delivering to us a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR

APPROVAL OF THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT.

MATTERS TO BE ACTED ON

ELECTION OF DIRECTORS

(Proposal 1)

      The entire board of directors consists of eight members. At the annual meeting, five directors will be elected, each to serve until the next annual meeting of stockholders and until his or her successor is elected and qualified or until such director’s earlier death, resignation or removal. Three seats on the board of directors will remain vacant. No decision has yet been made as to whether to fill these vacancies. Proxies cannot be voted for a greater number of persons than the nominees named in the proxy.

      Unless otherwise instructed on the proxy, the persons named in the proxy to vote the shares represented by each properly executed proxy shall vote FOR the election as directors the persons named below as nominees. Directors will be elected by a plurality vote.

The board of directors recommends a vote FOR the election of its nominees for directors.

Information as to Nominees

      Set forth below is certain information with respect to the nominees of the board of directors for election as directors at the annual meeting.

Name	Age	Position	Director Since

Julie A. Dobson	48	Chairperson of the Board of Directors	2003
Mark D. Ein	40	Director	1994
Susan Ness	56	Director	2001
Dr. Rajendra Singh	50	Director	1983
Neera Singh	46	Director	1983

      Julie A. Dobson has served as the chairperson of the board of directors since March 2005 and has been a director since July 2003. Ms. Dobson is chairperson of our audit committee and a member of our compensation and stock option committee. Ms. Dobson has served as the chairperson of TeleBright Corp. since 2002. From July 1998 until February 2002, Ms. Dobson was chief operating officer of TeleCorp PCS, Inc., a wireless telecommunications provider. Ms. Dobson joined TeleCorp PCS as a start-up and was responsible for all aspects of operations and participated in raising debt and equity financing, until AT&T Wireless purchased the company in February 2002. Ms. Dobson spent 18 years with Bell Atlantic Corporation, where she held various positions in several of its domestic and international business units, including serving as president, New York region of Bell Atlantic Mobile from October 1997 through July 1998, vice president, strategic planning and business development, Bell Atlantic Enterprises Corporation from 1996 to 1997, and president and chief executive officer, Bell Atlantic Business Systems, International from 1993 to 1996. Ms. Dobson serves on the board of directors of PNM Resources, Inc., a holding company of energy and energy-related companies, and Safeguard Scientifics, Inc., a holding company for information technology companies.

      Mark D. Ein has been a director since January 1994. He is chairperson of our compensation and stock option committee and a member of our nominating and corporate governance committee. Mr. Ein founded Venturehouse Group, LLC, a technology holding company that creates, invests in and acquires technology and telecommunications companies, and has been its chief executive officer since 1999. From 1992 to 1999, Mr. Ein was a principal with The Carlyle Group, a large private equity firm with offices around the world. From 1992 to 1999, Mr. Ein was responsible for many of The Carlyle Group’s telecommunications investment activities. Mr. Ein has also worked for Brentwood Associates, a leading West Coast venture capital firm, and for Goldman, Sachs & Co. Mr. Ein serves on the board of directors of several private companies.

      Susan Ness has been a director since June 2001 and is a member of our audit committee and compensation and stock option committee. Since 2001, Ms. Ness has been a business consultant to communication companies. Ms. Ness was Distinguished Visiting Professor of Communication at the Annenberg School for Communication (University of Pennsylvania) and Director of Information and Society of the Annenberg Policy Center for the 2001-2002 academic year. Ms. Ness was a commissioner of the Federal Communications Commission from 1994 until 2001. During her tenure with the Federal Communications Commission, Ms. Ness focused extensively on spectrum matters, both domestically and globally, including serving as the Federal Communications Commission’s senior representative to three world radio communications conferences. Prior to joining the Federal Communications Commission, Ms. Ness was a vice president of American Security Bank and was the group head for lending to communications companies. She also was assistant general counsel to the Banking, Currency and Housing Committee of the United States House of Representatives during the mid-1970s. In May 2003, Ms. Ness became a director of Adelphia Communications Corporation, a cable media company which had previously filed for bankruptcy in June 2002.

      Dr. Rajendra Singh is a co-founder of our company and has been a director since our company’s inception in 1983. Dr. Singh was our president from our formation in 1983 until September 1994, was chief executive officer from January 1994 until January 1995, was treasurer from January 1994 until January 1996, was co-chairperson of our board of directors from January 1995 until September 1996 and was the chairman of our board of directors, interim president and chief executive officer from October 1998 to May 1999. Dr. Singh is also the principal owner of Cherrywood Holdings, Inc. (“Cherrywood”). From 1994 to present, Dr. Singh has been co-chair of the members committee of Telcom Ventures, L.L.C., an investment firm specializing in wireless service providers and emerging wireless technologies, as well as RF Investors, L.L.C. In addition, Dr. Singh established, developed and directed APPEX, Inc., a billing services firm sold to Electronic Data Systems (or EDS) in October 1990. Dr. Singh is married to Neera Singh, a director and a former executive officer of our company.

      Neera Singh is a co-founder of our company and has been a director since our company’s inception in 1983. Ms. Singh served as our vice president from our formation in 1983 to October 1991 and executive vice president from January 1994 until September 1996. Ms. Singh also served as our co-chairperson of our board of directors from January 1995 until September 1996. From 1994 to present, Ms. Singh has been co-chair of the members committee of Telcom Ventures and RF Investors, and a principal owner of Cherrywood. Ms. Singh is married to Dr. Rajendra Singh, a director and former executive officer of our company.

Corporate Governance and Related Matters

      Our board of directors and audit committee have implemented a number of corporate governance measures designed to serve the long-term interests of our stockholders and employees and comply with rules adopted by the National Association of Securities Dealers, Inc., or the NASD, and the Securities and Exchange Commission, or the SEC. Our board will continue to evaluate, and improve upon as appropriate, our corporate governance principles and policies. Set forth below are several of the corporate governance initiatives adopted by our board of directors and audit committee to assure that we are governed by the highest standards.

      Corporate Standards of Conduct. Our board of directors and audit committee have adopted the company’s Corporate Standards of Conduct, or the Policy. The Policy is a code of conduct and ethics applicable to every director, officer and employee of our company and sets forth our policies and expectations on a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of our assets. We have also established formal procedures for receiving and handling complaints regarding accounting, auditing and internal controls matters. Employees or others can report concerns by emailing or writing to our general counsel at the address provided on our website. Any concerns regarding accounting or auditing matters so reported will be communicated to our audit committee.

      Director Independence. The board of directors has affirmatively determined that a majority of our current directors are “independent” within the meaning of NASD rules. For a director to be “independent” under such rules, (i) the director is not precluded from being deemed “independent” under certain specific NASD provisions and (ii) the board of directors affirmatively determines that the director has no relationship which, in the board’s opinion, would interfere with the director’s exercise of independent judgment in carrying out such director’s responsibilities.

      Audit Committee Independence and Financial Expertise. Rules adopted by the NASD and the SEC in 2003 impose additional independence requirements for all members of the audit committee. Our board of directors has determined that each of the current members of our audit committee meets these additional independence requirements. The SEC also adopted rules requiring issuers to disclose whether it has at least one “audit committee financial expert” and, if so, the name of the expert and whether the expert is “independent” as that term is used in the SEC rules. Our board has determined that Ms. Dobson is an “audit committee financial expert” within the meaning of the SEC rules, and that all of the members of our audit committee are “independent” as that term is used in the SEC rules. The audit committee’s responsibilities are described in a written charter adopted by our board of directors and include the responsibility of selecting our independent accountants, examining and considering matters relating to our financial affairs and reviewing our annual financial statements, the scope of the independent annual audit and internal audits and the independent auditors’ letter to management concerning the effectiveness of our internal financial and accounting controls.

      Nominating and Corporate Governance Committee. The nominating and corporate governance committee is charged with identifying individuals qualified to become board members, recommending to the board the director nominees for the next annual meeting of stockholders, recommending to the board desired changes to the size and composition of the board, considering from time to time the board committee structure and makeup and recommending to the board retirement policies and procedures affecting board members. The committee also takes a leadership role with respect to our corporate governance practices. Each member of this committee is “independent” within the meaning of the NASD rules.

      The nominating and corporate governance committee charter sets forth certain criteria for the committee to consider in evaluating potential director nominees. The charter provides that the committee, in selecting nominees, should assess the nominee’s qualifications as independent as well as his or her knowledge, perspective, skills, broad business judgment and leadership, relevant industry or regulatory affairs knowledge, business creativity and vision, experience, age and diversity.

      Our nominating and corporate governance committee relies primarily on recommendations from management and members of the board to identify director nominee candidates. When appropriate, the committee may retain search firms to assist in identifying suitable candidates. The committee also will consider timely written suggestions from stockholders. Stockholders wishing to suggest a candidate for director nomination for the 2006 annual meeting should mail their suggestions to LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia 22102, Attn: Secretary. Suggestions must be received by our secretary no later than the date designated for receipt of stockholders’ proposals in a prior public disclosure made by us. If there has been no such prior public disclosure, then a stockholder’s notice must be delivered, or mailed and received, not less than 60 days nor more than 90 days prior to the annual meeting; provided, however, that in the event that less than 70 days’ notice of the date of the annual meeting is given to stockholders or prior public disclosure of the date of the meeting is made, notice by the stockholder must be received no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. Director nominee candidates recommended by our stockholders are evaluated in the same manner in which candidates recommended by other sources are evaluated. In addition, pursuant to our amended and restated bylaws, stockholders eligible to vote at the annual meeting may also make nominations for directors if such nominations are made pursuant to timely notice, as specified above, in writing to our secretary and include certain information concerning the nominating stockholder and each person the stockholder proposes to nominate for election, as detailed in Section 3.4 of our amended and restated bylaws.

      Compensation Committee. Each member of our compensation and stock option committee (referred to in this proxy statement as the “compensation committee”) is “independent” within the meaning of the NASD rules. The compensation committee has overall responsibility for approving and evaluating our compensation plans, policies and programs, including administering our stock incentive plans. The compensation committee considers and makes recommendations to our board of directors with respect to programs for human resource development and management organization and succession, approves changes in senior executive compensation and considers and makes recommendations to our board of directors with respect to general compensation matters and policies.

      All of our current nominees for the board of directors were elected at the 2004 annual meeting.

      Communicating with the Board of Directors. The board welcomes communications from stockholders and has adopted a procedure for receiving and addressing stockholder communications. Stockholders may send written communications to the entire board by addressing such communications to LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia 22102, Attn: Secretary. Our corporate secretary will provide all such correspondence to the entire board of directors.

      Availability of the Policy and Committee Charters. The written charters governing the audit committee and the nominating and corporate governance committee, as well as the Policy, are posted on the corporate governance page of our website at http://www.lcc.com. You may also obtain a copy of any of these documents without charge by writing to: LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia 22102, Attn: Secretary.

Board Meetings and Committee Meetings

      During the year ended December 31, 2004, our board of directors held ten meetings, and it took action by unanimous written consent on one other occasion. No director attended fewer than 75% of the total number of meetings of our board of directors or any committee of our board of directors on which he or she served during the period on which he or she served. Four members of the board of directors attended our 2004 annual meeting of stockholders. We encourage, but do not require, members of our board of directors to attend the annual meeting of stockholders.

      Our nominating and corporate governance committee is currently comprised of Messrs. Ein and Gilbert; Mr. Gilbert is the chairperson of our nominating and corporate governance committee. On April 19, 2005, Mr. Gilbert informed the board of directors that he will not stand for re-election to the board of directors. During fiscal year 2004, our nominating and corporate governance committee was comprised of the same members. Our nominating and corporate governance committee met one time during the year ended December 31, 2004.

      Our compensation committee currently is comprised of Ms. Dobson, Mr. Ein and Ms. Ness; Mr. Ein is chairperson of our compensation committee. During fiscal year 2004, our compensation committee was comprised of the same members. Our compensation committee met eight times and it took action by unanimous written consent on two other occasions during the year ended December 31, 2004.

      Our audit committee currently is comprised of Ms. Dobson, Mr. Gilbert and Ms. Ness; Ms. Dobson is chairperson of our audit committee. During fiscal year 2004, our audit committee was comprised of the same members. The audit committee held eleven meetings during the year ended December 31, 2004.

Compensation of Directors

      Fees. For services rendered by the board of directors to the company during the year ended December 31, 2004, we entered into agreements with four of our directors, namely Ms. Dobson, Mr. Ein, Mr. Gilbert and Ms. Ness, pursuant to which we agreed to compensate each of these directors for his or her services as a director as follows: (i) an annual board service fee of $20,000; (ii) per meeting fees of $1,000 for each meeting of our board of directors he or she attends, $1,000 for each meeting of our audit committee he or she attends and $500 for each meeting of our compensation committee or nominating and corporate governance committee he or she attends; and (iii) an annual committee service fee of $2,000 for each committee on which he or she serves, with an additional annual fee of $1,000 for any committee which he or she chairs (Ms. Dobson presently chairs our audit committee, Mr. Ein presently chairs our compensation committee and Mr. Gilbert, who will not stand for re-election, presently chairs our nominating and corporate governance committee). In connection with these agreements during the year ended December 31, 2004, we paid Ms. Dobson a total of $42,500, Mr. Ein a total of $37,000, Mr. Gilbert a total of $39,000 and Ms. Ness a total of $39,500. We also reimbursed Mr. Gilbert approximately $3,300 for travel expenses he incurred to attend board, audit committee and nominating and corporate governance committee meetings. We do not provide cash compensation for board of directors service to Dr. Singh and Ms. Singh because of their affiliation with Telcom Ventures.

      On March 31, 2005, Ms. Dobson was elected to serve as chairperson of the board of directors. To compensate Ms. Dobson for the additional duties she has assumed, on April 21, 2005, the company’s board of directors voted to increase Ms. Dobson’s annual board service fee to $70,000. In addition to this compensation, Ms. Dobson received an option to purchase 25,000 shares of the company’s class A common stock at an exercise price of $3.79 per share, which was the fair market value of our class A common stock on April 21, 2005. This grant is in addition to the standard annual director grant of an option to purchase 10,000 shares of class A common stock.

      Stock Option Grants. Our directors stock option plan provides for the grant of options to directors who are not our officers or employees and authorizes the issuance of up to 250,000 shares of class A common stock and 250,000 shares of class B common stock. As of December 31, 2004, stock options to purchase 158,400 shares of class A common stock and stock options to purchase 45,000 shares of class B common stock were outstanding pursuant to our directors stock option plan. However, pursuant to the terms of the directors stock option plan, no additional options to purchase class B common stock may be granted.

      Our directors are also entitled to receive options to purchase shares of class A common stock pursuant to our employee stock option plan in an amount determined at the discretion of our board of directors. As of December 31, 2004, 170,000 shares of class A common stock were subject to outstanding options granted to non-employee directors pursuant to our employee stock option plan.

MANAGEMENT

      Our executive officers, and their respective ages as of the date of this proxy statement, are as follows:

Name	Age	Position

Peter A. Deliso(1)	44	Interim Chief Executive Officer, Vice President, Corporate Development, General Counsel and Secretary
Carlo Baravalle	44	Senior Vice President, Europe, Middle East and Africa
James W. Greenwell	38	Senior Vice President, The Americas
Charles R. Waldron	55	Interim Chief Financial Officer
Tricia L. Drennan	36	Vice President, Corporate Communications and Investor Relations, and Assistant Secretary
Terri L. Feely	39	Vice President, Human Resources

(1)	On March 31, 2005, Mr. Deliso was appointed by the Board of Directors to be Interim Chief Executive Officer.

      Peter A. Deliso has served as our interim chief executive officer since March 2005, vice president, general counsel and secretary since June 1994 and our vice president, corporate development since January 1996. During this time, Mr. Deliso has served as a principal member of the company’s senior executive staff, assuming various legal, operational and corporate development roles with the company. From late 1989 until January 1994, Mr. Deliso served as corporate counsel for Mobile Telecommunications Technologies Corp. (“Mtel”) and its various domestic and international subsidiaries including SkyTel Corp. Prior to his employment with Mtel, Mr. Deliso was with the law firm of Garvey, Schubert & Barer specializing in international, corporate and securities law.

      Carlo Baravalle provides services as a senior vice president of the Europe, Middle-East, Africa and Asia-Pacific regions on a full-time independent contractor basis since December 2004. From May 2001 until December 2004, Mr. Baravalle served as our senior vice president, Europe, Middle East, Africa and Asia Pacific. From January 2000 to May 2001, Mr. Baravalle was managing director, international development and operations, of MoneyExtra PLC and was responsible for the development and management of its international operations. From 1998 to 2000, Mr. Baravalle was vice president, product marketing, GSM-UMTS, of Lucent Technologies, where he was responsible for all strategy, business planning, marketing, sales support and partnership activities worldwide for the GSM, GPRS and UMTS product lines. From 1996 to 1998, Mr. Baravalle was director of corporate finance for Warburg Dillion Reed’s telecom sector. From 1993 to 1996, Mr. Baravalle was business development director for British Telecom, where he was responsible for implementing BT’s global strategy through external growth. Mr. Baravalle has also held positions in strategic consulting and finance.

      James W. Greenwell has served as our senior vice president, the Americas, since March 2005. Mr. Greenwell previously served as LCC’s vice president of sales and account management from March 2003 to March 2005. From April 2000 to February 2003, Mr. Greenwell served as national account director for the company. Prior to joining us, Mr. Greenwell served as the executive vice president, business development for The Alleris Group, Inc. from 1999 to 2000. From 1997 to 1999, Mr. Greenwell was the managing director for Markowitz and McNaughton, Inc. From 1994 to 1997, Mr. Greenwell held the position of senior consultant with Coopers & Lybrand. From 1991 to 1993, Mr. Greenwell was the sales manager for Environmental Tectonics Corporation. Additionally, Mr. Greenwell’s career has included service as a military intelligence officer in the United States Army’s signals intelligence unit.

      Charles R. Waldron became our interim chief financial officer on April 25, 2005. Mr. Waldron has, since 2000, been a partner with Tatum CFO Partners LLP, the largest professional services provider of financial and information technology leadership in the country. Since January 2005, Mr. Waldron has also served as a consultant for Innocoll, Inc., a privately owned specialty pharmaceutical company, and DS3 Data Vaulting, a privately owned provider of scalable enterprise-level data management solutions. From September 2004 to December 2004, Mr. Waldron performed quality review of documentation as a Sarbanes-Oxley consultant for Flowserve Corporation a NYSE traded company that produces engineered pumps, mechanical seals, valves and actuators. From 2003 to September 2004, Mr. Waldron was chief financial officer for Brivo Systems, a provider of web-hosted remote access control. From 2000 to 2003, Mr. Waldron was chief financial officer for NetCom Solutions International, Inc., a privately owned network services and logistics integration firm that provides networking and supply chain management solutions to carriers and enterprise network owners. From May to October 2000, Mr. Waldron served as a consulting chief financial officer to Star Scientific Corporation a NASDAQ traded technology-oriented tobacco company dedicated to reducing toxins in tobacco leaf and tobacco smoke. From 1985 to 2000, Mr. Waldron worked with Mobil Corporation where he held various financial and executive positions including controller of the International Exploration and Producing business unit and vice president of finance and administration, Mobil Oil Canada. Mr. Waldron was the first-ever chief financial officer for Qatar Liquefied Gas Company, an affiliate of ExxonMobil. Earlier experience includes management, finance and public accounting positions with Superior Oil, Exxon USA and Arthur Andersen, respectively.

      Tricia L. Drennan has served as our vice president of corporate communications and investor relations since February 2000. Ms. Drennan previously served as our director of corporate communications and investor relations from January 1997 to February 2000. From 1993 to 1996, Ms. Drennan was in charge of our North American sales and marketing group. Prior to her management tenure in our sales and marketing group, Ms. Drennan served as an associate engineer at our company deployed in Germany to work on Europe’s first GSM network.

      Terri L. Feely has served as our vice president, human resources since March 1999. From 1995 to 1999, Ms. Feely worked at PRC Realty Systems as director of human resources. From 1991 to 1995, Ms. Feely was the human resources manager for Learning Tree International, International Technical Training Company. From 1987 to 1991, Ms. Feely was director of employment with USLICO Corporation. Ms. Feely is a Certified Compensation Professional (CCP) from the American Compensation Association (ACA).

Executive Compensation

      The following table sets forth the total compensation paid or accrued for the last three fiscal years for our chief executive officer and each of the other four most highly compensated executive officers, which are collectively referred to in this proxy statement as the “named executives.”

Summary Compensation Table

							Long-Term
							Compensation Awards
		Annual Compensation
							Securities
					All Other		Underlying
Name and Principal Position	Year	Salary($)(1)		Bonus($)(2)	Compensation(3)		Options/SARs(#)

C. Thomas Faulders, III, Chief Executive Officer and Chairman of the Board(4)	2004	$407,531		$490,000	$813,339	(5)	60,000
	2003	405,233		—	109,424	(6)	150,000
	2002	329,275		—	181,699	(7)	150,000
Carlo Baravalle, Senior Vice President, Europe, Middle East, Africa and Asia Pacific(8)	2004	437,602	(8)	—	62,661	(9)	30,000
	2003	405,370		—	71,440	(10)	25,000
	2002	280,016		92,397	56,967	(11)	20,000
Michael S. McNelly, Senior Vice President, The Americas(12)	2004	288,750		10,000	6,510		30,000
	2003	255,523		—	4,999		14,500
	2002	245,786		20,000	5,806		48,000	(13)
Graham Perkins, Senior Vice President, Chief Financial Officer and Treasurer(14)	2004	220,500		1,200	5,945		24,000
	2003	209,205		—	3,842		75,000
Vincent F. Gwiazdowski, General Manager and Vice President, Asia Pacific(15)	2004	199,500		—	65,011	(16)	11,250
	2003	197,750		—	56,056	(17)	10,000
	2002	194,292		7,500	45,591	(18)	22,450	(19)

(1)	During 2002, our chief executive officer voluntarily agreed to reduce his base salary by 20%, our senior vice presidents voluntarily agreed to reduce their respective base salaries by 15% and our vice presidents voluntarily agreed to reduce their respective base salaries by 10%. The salary reductions for our chief executive officer and senior vice presidents ended on October 31, 2003.

(2)	Bonuses are reported in the year earned even if actually paid in the following year.

(3)	This column includes (i) 401(k) matching contributions paid on behalf of certain named executives as follows: Mr. Faulders — $6,150, $5,672 and $5,094 in 2004, 2003 and 2002, respectively; Mr. McNelly — $6,150, $4,309 and $4,773 in 2004, 2003 and 2002, respectively; Mr. Perkins — $5,585 and $3,152 in 2004 and 2003 respectively; Mr. Gwiazdowski — $5,860, $5,962 and $5,603 in 2004, 2003 and 2002, respectively; (ii) contributions made to the pension plan of our subsidiary, LCC, United Kingdom, Ltd., or LCC UK, on behalf of Mr. Baravalle of $30,815, $32,378 and $24,736 in 2004, 2003 and 2002, respectively; and (iii) premiums on term insurance on the life of each named executive as follows: Mr. Faulders — $360, $690 and $2,073 in 2004, 2003 and 2002, respectively; Mr. Baravalle — $878, $1,119 and $1,029 in 2004, 2003 and 2002, respectively; Mr. McNelly — $360, $690 and $811 in 2004, 2003 and 2002, respectively; Mr. Perkins — $360 and $690 in 2004 and 2003 respectively; Mr. Gwiazdowski — $360, $690 and $398 in 2004, 2003 and 2002, respectively.

(4)	On March 29, 2005, Mr. Faulders resigned from the company effective April 29, 2005. On April 25, 2005, Mr. Faulders entered into a Consulting Agreement with the company. The terms of the Consulting Agreement are discussed under “Certain Relationships and Related Transactions.”

(5)	Also includes (i) a $131,476 payment that provided Mr. Faulders with the amount necessary to pay the interest due during the fiscal year on his promissory note to our company after applicable state and federal taxes and (ii) a $675,353 payment reflecting the forgiveness of the loan evidenced by Mr. Faulders’ promissory note. The terms of the promissory note are discussed in “Employment Agreements and Change-in-Control Arrangements.”

(6)	Also includes a $103,062 payment that provided Mr. Faulders with the amount necessary to pay the interest due during the fiscal year on his promissory note to our company after applicable state and federal taxes.

(7)	Also includes a $174,309 payment that provided Mr. Faulders with the amount necessary to pay the interest due during the fiscal year on his promissory note to our company after applicable state and federal taxes.

(8)	On December 23, 2004, following his relocation to Italy, Mr. Baravalle resigned as an employee of LCC UK and assumed the role of a consultant to the company. Mr. Baravalle continues to provide services as a consultant pursuant to a consulting agreement, by and between LCC UK and SEMAB Management Srl. Mr. Baravalle’s compensation is set forth in U.S. dollars but is paid in Euros. Mr. Baravalle’s salary in Euros for 2004, 2003 and 2002 was €354,937, €322,894 and €267,893, respectively. The exchange rates used to determine the U.S. dollar equivalent of Mr. Baravalle’s compensation for 2004, 2003 and 2002 were 1.2329, 1.4167 and 1.53092, respectively.

(9)	Also includes $18,309 car allowance and $11,192 for health insurance.

(10)	Also includes $24,350 car allowance, $13,593 for health insurance and $1,467 for group income protection.

(11)	Also includes $19,905 car allowance and $11,297 for health insurance.

(12)	On March 31, 2005, Mr. McNelly resigned from the company. Mr. McNelly continues to provide services as a consultant and is responsible for business development and client relationship management for specific clients.

(13)	Includes options to acquire 31,500 shares of our class A common stock received on May 21, 2002, pursuant to our offer to exchange outstanding stock options held by eligible employees for one half of the number of shares of class A common stock subject to the options tendered in the exchange.

(14)	Mr. Perkins joined our company in January 2003. On March 28, 2005, Mr. Perkins resigned from the company effective April 15, 2005.

(15)	On April 11, 2005, Mr. Gwiazdowski’s employment relationship with the company was terminated effective April 29, 2005.

(16)	Also includes $49,403 overseas cost-of-living allowance and $9,388 expatriate adjustment.

(17)	Also includes $49,403 overseas cost-of-living allowance.

(18)	Also includes $38,757 overseas cost-of-living allowance.

(19)	Includes options to purchase 7,450 shares of class A common stock received on May 21, 2002, pursuant to our offer to exchange outstanding stock options held by eligible employees for one half of the number of shares of class A common stock subject to the options tendered in the exchange.

Option Grants

      The table below summarizes the individual grants of stock options made during the year ended December 31, 2004 to each of the named executives. All of these options were granted to purchase class A common stock. The percentage of total options granted to employees set forth below is based on an aggregate of 1,196,640 shares of class A common stock shares subject to options granted to our employees in fiscal 2004.

Option Grants in the Last Fiscal Year

					Potential Realizable
	Individual Grants				Value
					at Assumed Annual Rates
	Number of	% of Total			of Stock Price
	Shares	Options Granted			Appreciation
	Underlying	to Employees			for Option Term*
	Options	in Fiscal	Exercise or Base	Expiration
Name	Granted	Year	Price ($/Sh)	Date	5%	10%

C. Thomas Faulders, III(1)	60,000	5.0%	$5.84	03/25/14	$220,365	$558,447
Carlo Baravalle(2)						383,024
	30,000	2.5	$5.84	03/25/14	110,182	279,224
Michael S. McNelly(3)	30,000	2.5	$5.84	03/25/14	110,182	279,224
Graham Perkins(4)	24,000	2.0	$5.84	03/25/14	88,146	223,379
Vincent F. Gwiazdowski(5)	11,250	0.9	$5.84	03/25/14	41,318	104,709

*	The potential realizable value is calculated based on the term of the option at the time of grant. Assumed rates of stock price appreciation of 5% and 10% are prescribed by rules of the SEC and do not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the price appreciates at the indicated rate for the entire ten-year term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

(1)	On March 29, 2005, Mr. Faulders resigned from the company effective April 29, 2005.

(2)	On December 23, 2004, following his relocation to Italy, Mr. Baravalle resigned as an employee of LCC UK and assumed the role of a consultant to the company.

(3)	On March 31, 2005, Mr. McNelly resigned from the company.

(4)	On March 28, 2005, Mr. Perkins resigned from the company effective April 15, 2005.

(5)	On April 11, 2005, Mr. Gwiazdowski’s employment relationship with the company was terminated effective April 29, 2005.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

      The following table sets forth information for the named executives regarding the exercise of options to purchase class A common stock exercised by them during the last fiscal year and the value of all unexercised options held at December 31, 2004:

			Number of
			Shares Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
	Number of		December 31, 2004		December 31, 2004(1)
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

C. Thomas Faulders, III(2)	—	—	170,000	190,000	320,500	419,000
Carlo Baravalle(3)	21,666	$65,273	70,000	83,334	11,400	89,836
Michael S. McNelly(4)	22,500	68,423	109,833	35,167	145,564	53,756
Graham Perkins(5)	—	—	33,000	66,000	97,000	194,000
Vincent F. Gwiazdowski(6)	15,783	43,065	31,325	19,167	15,106	41,551

(1)	Based on a per share closing price of $5.83 on December 31, 2004.

(2)	On March 29, 2005, Mr. Faulders resigned from the company effective April 29, 2005.

(3)	On December 23, 2004, following his relocation to Italy, Mr. Baravalle resigned as an employee of LCC UK and assumed the role of a consultant to the company.

(4)	On March 31, 2005, Mr. McNelly resigned from the company.

(5)	On March 28, 2005, Mr. Perkins resigned from the company effective April 15, 2005.

(6)	On April 11, 2005, Mr. Gwiazdowski’s employment relationship with the company was terminated effective April 29, 2005.

Employment Agreements

      C. Thomas Faulders, III. C. Thomas Faulders, III resigned from the company effective April 29, 2005. Pursuant to his December 10, 2004 agreement with the company described below under “Certain Relationships and Related Transactions,” while he is employed by us and for a period of 24 months thereafter, Mr. Faulders may not: (i) compete against us, (ii) solicit or hire for employment by any of our competitors, or induce the termination of employment of, any of our employees or (iii) take any action intended to cause any of our customers, vendors or business associates to terminate, sever, reduce or otherwise adversely alter its relationship with the company.

      In addition to the foregoing, on April 25, 2005, the company and Mr. Faulders entered into a Consulting Agreement. This agreement is described below under “Certain Relationships and Related Transactions.”

      Carlo Baravalle. On December 23, 2004, following his relocation to Italy, Carlo Baravalle resigned as an employee of LCC UK and assumed the role of a consultant to the company. Mr. Baravalle continues to provide services, as senior vice president of the Europe, Middle East, Africa and Asia Pacific regions, as a consultant pursuant to a Consulting Agreement, by and between LCC UK and SEMAB Management Srl. This agreement is described below under “Certain Relationships and Related Transactions.” Pursuant to the Consulting Agreement, for a period of 12 months after termination of his employment, Mr. Baravalle may not: (i) solicit or induce any senior employee with whom he had significant contact with during his last 12 months of employment to leave LCC UK or a subsidiary or parent of LCC UK and join or provide services to a competing business; (ii) solicit business from any person or company who was a client, supplier or business partner of LCC UK or a client of a subsidiary or parent of LCC UK and with whom Mr. Baravalle had dealings with during his last 12 months of employment to the extent that such solicitation is in competition with LCC UK; or (iii) be employed by or engaged in business with any person or company competing with the portion of LCC UK’s business that Mr. Baravalle was involved in or had significant knowledge of during the last 12 months of his employment. During the term of the Consulting Agreement, as long as he is employed in the capacity as consultant, Carlo Baravalle may not engage in any other occupation or profession or business or work for any other company, firm or person without our written consent.

      Michael S. McNelly. On March 31, 2005, the company entered into an Employee Agreement and General Release with Michael S. McNelly in connection with the termination of his employment as the company’s senior vice president of the Americas. Concurrently therewith, the company and Mr. McNelly entered into a Consulting Agreement. These agreements are described below under “Certain Relationships and Related Transactions.”

      Graham B. Perkins. On March 28, 2005, Mr. Perkins resigned from the company effective April 15, 2005. On March 29, 2005, we entered into a letter agreement with Mr. Perkins whereby we agreed to pay in full, the monthly premium for the continuance of medical and dental care elections for Mr. Perkins via COBRA through December 31, 2005. In addition, we agreed to furnish office space to Mr. Perkins for an indefinite term or until the sooner of (i) Mr. Perkins’ voluntary vacancy of the space or (ii) the lack of availability of office space unoccupied by paying tenants.

      Vincent F. Gwiazdowski. On April 11, 2005, Vincent F. Gwiazdowski’s employment with the company was terminated effective April 29, 2005. Pursuant to a letter agreement that was entered into with Mr. Gwiazdowski on or about March 1, 2002, Mr. Gwiazdowski, upon termination, is entitled to receive his base salary in effect at the time of such termination for a period of six months. We have agreed to continue to pay Mr. Gwiazdowski’s salary as well as monthly premiums for the continuance of his medical and dental care elections via COBRA for a period of six months.

      We also have confidentiality, noncompetition and inventions agreements with most members of senior management, including the named executives. These agreements provide: (i) that the employee will not reveal any of our confidential information to any person, business entity or other organization without authorization from us; (ii) that the employee may not compete with the company during the term of his or her employment and for a period of up to 18 months following termination of employment for cause, the employee’s resignation or voluntary termination of employment by the employee; and (iii) that all ideas, designs, works and inventions made by the employee in the course of his or her employment with us are our exclusive property.

      Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate SEC filings, in whole or in part, the following Comparative Stock Performance Graph, Compensation Committee Report on Executive Compensation and Report of the Audit Committee shall not be incorporated by reference into any such filings.

Comparative Stock Performance

      The following chart sets forth a five-year comparison of the cumulative stockholder total return on our class A common stock. Total stockholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a particular period by the share price at the beginning of the measurement period. Our cumulative stockholder return based on an investment of $100 at December 31, 1999, when our class A common stock was traded on the Nasdaq National Market at the closing price of $19.94, is compared to the cumulative total return of the Nasdaq Market Index and an index comprised of publicly traded companies which are principally in the wireless network services business (the “Peer Group”) during that same period. In 2004, our Peer Group consisted of the following companies: Dycom Industries Inc., Lexent Inc., Management Network Group Inc., Mastec Inc., Tetra Technologies Inc. and Wireless Facilities Inc.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among LCC International, Inc.,
the NASDAQ Stock Market (U.S.) Index and a Peer Group

* $100 invested on 12/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

	12/99	12/00	12/01	12/02	12/03	12/04

LCC International, Inc.	100.00	54.54	36.62	9.78	26.89	29.24
Nasdaq Stock Market (U.S.)	100.00	60.30	45.49	26.40	38.36	40.51
Peer Group	100.00	81.05	32.72	23.01	54.14	49.21

Compensation Committee Report on Executive Compensation

      The compensation committee of the board of directors has prepared the following report on our policies with respect to the compensation of executive officers for the fiscal year ended December 31, 2004. The compensation committee is charged with making decisions with respect to the compensation of our executive officers and administering our various incentive compensation, stock and benefit plans. During 2004, the compensation committee was comprised of Julie A. Dobson, Mark D. Ein and Susan Ness; Mr. Ein was chairperson of the compensation committee. Each member of this committee is independent within the meaning of the NASD rules.

      Compensation arrangements during our 2004 fiscal year were determined in accordance with the Executive Compensation Policy set forth below and the implementation guidelines relating to the Executive Compensation Policy.

     Executive Compensation Policy

      Policy Purpose. To facilitate the recruitment, retention and motivation of the chief executive officer, the senior vice presidents, the vice presidents and such other persons the determination of whose compensation the board of directors shall determine (each of the foregoing, an “executive”) will be covered by this policy (the “Executive Compensation Policy”) in ways consistent with the enhancement of shareholder value, service quality and employee satisfaction.

      Compensation Element. Executive compensation includes four principal elements: (i) base salary; (ii) employee benefits; (iii) annual incentive compensation; and (iv) equity participation (the “Principal Elements”).

      Criteria for Determination of Executive Compensation. In determining each of the Principal Elements of each executive’s compensation, as well as the overall compensation package thereof, the following criteria shall be considered by the persons responsible for recommending or approving such compensation (each, a “Reviewer”): (i) the compensation awarded to executives with comparable titles and responsibilities to those of such executive by companies in the wireless telecommunications industry (or, to the extent information is not available, in comparable industries) whose revenues and earnings are comparable to those of LCC (the “Comparable Companies”), as reported by reliable independent sources; (ii) the results of operations of LCC during the past year, on an absolute basis and compared with LCC’s targeted results for such year as well as with the results of the Comparable Companies, as reported by reliable independent sources; (iii) the performance of such executive during the past year, on an absolute basis and as compared with the performance targets set by LCC for such executive for such year and the performance of the other executives of LCC during such year; and (iv) any other factor which the Reviewers determine to be relevant. The weight to be given to each of the foregoing criteria shall be determined by the Reviewers in the exercise of reasonable judgment in accordance with the purposes of this Executive Compensation Policy and may vary from time to time or from executive to executive.

     Implementation Guidelines

      The implementation guidelines with respect to the Executive Compensation Policy provide that, on an annual basis, the compensation committee will review the compensation paid to the chief executive officer of LCC and take into account each factor set forth in the Executive Compensation Policy set forth above. Following such review, the compensation committee will take such action regarding such compensation, consistent with the Executive Compensation Policy, as it deems appropriate. With regard to the compensation paid to each executive other than the chief executive officer, the chief executive officer is empowered to review, on an annual basis, the compensation paid to each executive during the past year and, taking into account each factor set forth in the Executive Compensation Policy, submit to the compensation committee his recommendations regarding the compensation to be paid to such persons during the next year and following a review of such recommendations, the compensation committee will take such action regarding such compensation, consistent with the Executive Compensation Policy, as it deems appropriate. Notwithstanding the foregoing, in accordance with NASD rules, the chief executive officer of LCC may not be present during voting or deliberations on the chief executive officer’s compensation and may not vote on the compensation of other executives (but may be present during voting or deliberations on the compensation of such executives).

     Stock Options

      The compensation committee grants stock options to our executives in order to align the interests of those executives with the interests of the stockholders. Stock options are considered by the compensation committee to be an effective long-term incentive because the executives’ gains are linked to increases in the value of the common stock, which in turn results in stockholder gains. Pursuant to LCC’s employee stock option plan, during 2004 we granted stock options to purchase an aggregate of 1,196,640 shares of class A common stock to 545 employees, including options to purchase an aggregate of 155,250 shares of class A common stock to our five most highly compensated executive officers. The per share option exercise prices of options granted during

2004 ranged from $3.44 to $7.61, which equaled the closing price of our class A common stock on the business day immediately preceding the date on which the options were granted.

     Employee Stock Purchase Plan

      The board of directors has authorized an employee stock purchase plan. The plan, which commenced upon completion of our initial public offering, provides substantially all full time employees an opportunity to purchase shares of class A common stock through payroll deductions not to exceed $25,000 annually. Each month participant account balances are used to purchase stock at the lesser of 85% of the fair market value on the trading day before the participation period starts or the trading day preceding the day on which the participation period ends. A total of 411,928 shares were available for purchase under the employee stock purchase plan on December 31, 2004. In April 2005, the company’s board of directors voted to terminate the employee stock purchase plan effective December 31, 2005.

     Chief Executive Officer Compensation

      The Executive Compensation Policy described above was applied in setting Mr. Faulders’ compensation. Mr. Faulders generally participated in the same executive compensation plans and arrangements available to the other senior executives. Accordingly, his compensation also consisted of an annual base salary, a potential annual cash bonus and, potentially, long-term equity-linked compensation in the form of stock options. The compensation committee’s general approach in establishing Mr. Faulders’ compensation was to be competitive with peer companies, but to have a large percentage of his target based upon objective performance criteria and targets established in our strategic plan.

      Mr. Faulders’ compensation for the year ended December 31, 2004 included $407,531 in base salary. Mr. Faulders’ salary was based on, among other factors, LCC’s performance and the 2003 compensation of chief executive officers of comparable companies, although his compensation was not linked to any particular group of these companies. We approved the December 10, 2004 agreement with Mr. Faulders described below under “Certain Relationships and Related Transactions — Certain Transaction with C. Thomas Faulders, III.” Following consultation with The Hay Group and the company’s legal advisors we determined that it was advisable and in the best interests of the company and its stockholders that the company enter into a transaction with Mr. Faulders upon the terms provided for in that agreement.

     Compensation Deductibility Policy

      Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the four other most highly compensated officers. Under those provisions, however, there is no limitation on the deductibility of “qualified performance-based compensation.” In general, our policy is to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to our executive officers.

      Compensation paid to Mr. Faulders in 2004 exceeded the amount that would be deductible for purposes of Section 162(m) of the Code principally due to the loan forgiveness and related bonus paid to Mr. Faulders as described in “Certain Relationships and Related Transactions — Certain Transaction with C. Thomas Faulders, III,” below.

Respectfully submitted,

COMPENSATION AND STOCK OPTION COMMITTEE

Julie A. Dobson
Mark D. Ein
Susan Ness

Equity Compensation Plan Information

      The table below provides information, as of December 31, 2004, concerning securities authorized for issuance under our equity compensation plans.

Number of securities
	Number of		remaining available
	securities to be		for future issuance
	issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation plans
	outstanding	outstanding	(excluding securities
	options, warrants	options, warrants	reflected in
	and rights	and rights	column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders Equity Incentive Plan	3,531,418	$4.83	2,694,612
Directors Stock Option Plan (class A common stock)	158,400	8.11	91,600
Directors Stock Option Plan (class B common stock)*	45,000	16.88	—
Employee Stock Purchase Plan	—		411,928

Equity compensation plans not approved by security holders	—		—

*	Although the directors stock option plan authorizes the issuance of up to 250,000 shares of class B common stock, the final grant of such options occurred in May 2000 pursuant to the terms of the directors stock option plan. See “— Directors Stock Option Plan” below.

     Equity Incentive Plan

      In 2004, we amended our employee stock option plan and renamed it the amended and restated equity incentive plan. Our amended and restated equity incentive plan provides for the grant of options that are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code to our employees or employees of any of our subsidiaries, as well as the grant of cash bonuses, unrestricted shares of class A common stock, stock appreciation rights, restricted stock, stock units, dividend equivalent rights and non-qualifying options to employees and any other individuals whose participation in our amended and restated equity incentive plan is determined to be in our best interest. Our amended and restated equity incentive plan authorizes the issuance of up to 8,825,000 shares of class A common stock pursuant to options granted under our amended and restated equity incentive plan. The option exercise price for incentive stock options granted under our amended and restated equity incentive plan may not be less than 100% of the fair market value of our class A common stock on the date of grant of the option (or 110% in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding class A common stock). The option exercise price for non-incentive stock options granted under our amended and restated equity incentive plan may not be less than the par value of our class A common stock on the date of grant of the option. The maximum option term is ten years (or five years in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding class A common stock). Options may be exercised at any time after grant, except as otherwise provided in the particular option agreement. There is also a $100,000 limit on the value of class A common stock (determined at the time of grant) covered by incentive stock options that first become exercisable by an optionee in any year and a 500,000 share limit as to the maximum number of shares of class A common stock that can be awarded to an individual per calendar year pursuant to an option. Unless otherwise provided in the option agreement, options vest in full immediately prior to a change in control. A total of 3,300,046 shares were available for grant under our amended and restated equity incentive plan on the record date.

     Directors Stock Option Plan

      Our directors stock option plan provides for the grant of options that are not intended to qualify as “incentive stock options” under Section 422 of the Code to our directors who are not our officers or employees or officers or employees of any of our subsidiaries. The directors stock option plan authorizes the issuance of up to 250,000 shares of class A common stock pursuant to options granted under our directors stock option plan (subject to anti-dilution adjustments in the event of a stock split, recapitalization or similar transaction). The option exercise price for options granted under our directors stock option plan will be 100% of the fair market value of the shares of class A common stock on the date of grant of the option. Our directors are entitled to receive options to purchase shares of class A common stock in an amount determined at the discretion of our board of directors. Our directors stock option plan also provides for annual grants of options to purchase up to 250,000 shares of class B common stock to directors who are eligible to hold such shares. However, pursuant to the terms of the directors stock option plan, the final annual grant of such options occurred in 2000. Options granted to directors eligible to hold class B common stock expire no later than the fifth anniversary of the date of grant, and options granted to directors who are not eligible to hold class B common stock expire no later than the tenth anniversary of the date of grant.

      Payment for shares purchased under our directors stock option plan may be made either in cash or by exchanging shares of class A common stock or class B common stock with a fair market value equal to the option exercise price and cash or certified check for any difference. Options may be exercised by directing that certificates for the shares purchased be delivered to a licensed broker as agent for the optionee, provided that the broker tenders to us cash or cash equivalents equal to the option exercise price plus the amount of any taxes that we may be required to withhold in connection with the exercise of the option.

      Options granted under our directors stock option plan are not transferable (other than by will or the laws of descent and distribution) and may be exercised only by the optionee during his or her lifetime. If any optionee’s service as a director with the company terminates by reason of death or permanent and total disability, the optionee’s options, whether or not then exercisable, may be exercised within 180 days after such death or disability (but not later than the date the option would otherwise expire). If the optionee’s service as a director terminates for any reason other than death or disability, options held by such optionee will terminate 60 days after such termination (but not later than the date the option would otherwise expire).

      Our board of directors may amend our directors stock option plan with respect to shares of class A common stock as to which options have not been granted but no more than once in a six month period other than to comport with changes in applicable United States federal laws. However, our stockholders must approve any amendment that would: (i) change the requirements as to eligibility to receive options; (ii) materially increase the benefits accruing to participants under our directors stock option plan; or (iii) materially increase the number of shares of class A common stock that may be sold pursuant to options granted under our directors stock option plan (except for adjustments upon changes in capitalization). In addition, amendments will be submitted for stockholder approval to the extent required by the stock market on which our class A common stock is listed or other applicable laws.

Employee Stock Purchase Plan

      Our board of directors has authorized an employee stock purchase plan. The plan, which commenced upon completion of our initial public offering, provides substantially all full time employees an opportunity to purchase shares of class A common stock through payroll deductions not to exceed $25,000 annually. Each month participant account balances are used to purchase stock at the lesser of 85% of the fair market value on the trading day before the participation period starts or the trading day preceding the day on which the participation period ends. A total of 403,439 shares were available for purchase under our employee stock purchase plan as of the record date. In April 2005, the company’s board of directors voted to terminate the employee stock purchase plan effective December 31, 2005.

Compensation Committee Interlocks and Insider Participation

      No member of our compensation committee was at any time during the past fiscal year an officer or employee of either us or any of our subsidiaries. During the past year, none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (ii) a director of another entity, one of whose executive officers served on our compensation committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as our director.

Certain Relationships and Related Transactions

      The following is a summary of certain relationships and related transactions among us and our associated entities, and among our directors, executive officers and stockholders and our associated entities.

     Provision of Services and Products to Telcom Ventures and Parties Related Thereto

      Prior to our initial public offering, both our employees and the employees of Telcom Ventures were eligible to participate in our life, medical, dental and 401(k) plans. In connection with our initial public offering in 1996, we agreed pursuant to an Overhead and Administrative Services Agreement to allow the employees of Telcom Ventures to continue to participate in our employee benefit plans in exchange for full reimbursement of our cash costs and expenses. Telcom Ventures also agreed to pay us a monthly administrative fee of $75 for each employee of Telcom Ventures participating in the plans. We subsequently reduced this monthly fee to $25 and later eliminated the fee entirely in December 2001 as the number of employees at Telcom Ventures decreased. Telcom Ventures had ten employees in 1996 and currently has three employees. We entered into this agreement as an accommodation to Telcom Ventures, and the burden on us was and continues to be nominal. We believe that the benefit to Telcom Ventures under this agreement is its ability to provide its employees with benefits under our group benefit plans at group benefit rates. We billed Telcom Ventures $71,000 during 2003 and $77,000 during 2004 for payments made by us pursuant to this agreement. We received reimbursements from Telcom Ventures of $65,000 during 2003 and $82,000 during 2004. Approximately half of the amounts billed and received by us for these periods related to 401(k) contributions. At December 31, 2003 and December 31, 2004, outstanding amounts associated with payments made by us under this agreement were $6,000 and $1,000, respectively.

      As of the record date, Telcom Ventures and RF Investors collectively owned approximately 69% of the combined voting power of our class A and class B common stock. Dr. Singh, Neera Singh and members of their family and certain family trusts beneficially owned 100% of the equity interests of Telcom Ventures with respect to Telcom Ventures’ investment in RF Investors.

     Certain Relationships with RF Investors, Telcom Ventures and Cherrywood

      Concurrently with our initial public offering in 1996, we entered into an Intercompany Agreement with Telcom Ventures, RF Investors, Cherrywood, Dr. Rajendra Singh, Neera Singh, certain Singh family trusts (the five immediately foregoing persons and entities being collectively referred to as the “Singh Family Group”), certain entities formed by The Carlyle Group, a Washington, D.C.-based investment group, and TC Group, L.L.C. (an affiliate of the foregoing Carlyle entities). We refer to all of the foregoing persons and entities, together with their respective successors or members of their immediate family, as the “Telcom Ventures Group.” Under the Intercompany Agreement, Telcom Ventures, RF Investors, Cherrywood and the Singh Family Group have agreed that, until the earlier of (i) the date on which any member of the Telcom Ventures Group no longer possesses voting control of us or (ii) the occurrence of certain termination events specified in the 1993 Formation Agreement among the members of the Telcom Ventures Group (which we refer to in this proxy statement as the “Formation Agreement”), none of them will, directly or indirectly, participate or engage, other than through us, in any of our traditional business activities, defined as (a) the provision of cellular radio frequency engineering and network design services to the wireless telecommunications industry, (b) the provision of program management services or deployment or construction related consulting services to the wireless telecommunications industry and (c) the manufacture, sale, license, distribution or servicing of any radio network planning software tools or drive test field measurement and analysis equipment which are used by us in connection with our services described in the foregoing clauses (a) or (b). The foregoing prohibition does not apply to services provided to third parties in which any member of the Telcom Ventures Group holds or is considering the acquisition of an investment where the provision of services is incidental to such member’s investment or to the ownership by any member of the Telcom

Ventures Group of up to 5% of the outstanding securities of any entity as long as no member of the Telcom Ventures Group participates in the management of such entity.

      In consideration of the foregoing agreements of the Telcom Ventures Group, we have agreed that, if any opportunity to invest in or acquire a third party the value of which could reasonably be deemed to exceed $1 million (which we refer to in this proxy statement as an “Investment Opportunity”), is presented to us and we wish to refer such Investment Opportunity to a third party, we must give written notice to Telcom Ventures of such Investment Opportunity. Telcom Ventures has five business days following its receipt of the notice to inform us of its desire to pursue the Investment Opportunity. If Telcom Ventures does not wish to pursue the Investment Opportunity, or fails to provide timely notice to us of its interest, we may refer the Investment Opportunity to any third party.

      In addition, in connection with our initial public offering, we agreed to indemnify Telcom Ventures, RF Investors and Cherrywood against any liability for obligations and liabilities associated with the operations of our predecessor, LCC, L.L.C. (which we refer to in this proxy statement as “LCC UK”).

     Registration Rights Agreement

      We entered into a registration rights agreement with RF Investors in 1996 prior to our initial public offering. The registration rights agreement grants RF Investors specified rights with respect to the registration of their shares of our class A common stock under the Securities Act of 1933.

     Certain Relationships between Mark Ein, Dr. Rajendra Singh and Neera Singh

      Vernon Investors II, LLC, a company owned by Dr. Rajendra Singh, Neera Singh and certain Singh family trusts, invested $1,666,666 in Venturehouse Group, LLC in 1998. Dr. Singh also joined the board of directors of Venturehouse Group at the time of such investment. Mark Ein is the founder of Venturehouse Group and has been its chief executive officer since 1999. In June 2001, Venturehouse Group redeemed Vernon Investors’ entire investment in Venturehouse Group in exchange for a promissory note in the principal amount of $317,000. The promissory note is due in full on June 13, 2011, and interest on the note is due and payable annually on June 12th. Dr. Singh no longer serves on the board of directors of Venturehouse Group.

     Certain Transaction with C. Thomas Faulders, III

      We entered into an unsecured, recourse loan agreement with Mr. Faulders on December 22, 1999, in the principal amount of $1,625,000. The proceeds of the loan were used for the purchase of 108,333 shares of our class A common stock for a per share price of $15.00. Interest on the loan was payable quarterly at an annual rate equal to 6.06%. The loan agreement provided that we pay Mr. Faulders a quarterly bonus equal to the amount of interest owed by Mr. Faulders under the loan on such date after applicable state and federal taxes if Mr. Faulders was employed by us on the date the interest payment was due. The amount we paid Mr. Faulders pursuant to this provision of the loan agreement in 2004, 2003 and 2002 was $131,476, $103,062, and $174,309, respectively. The entire principal balance of the loan, together with any accrued interest, was due and payable in full on December 22, 2004.

      On December 10, 2004, we entered into an agreement with Mr. Faulders pursuant to which (i) we purchased from Mr. Faulders 159,209 shares of our class A common stock for a per share price equal to $5.54; (ii) Mr. Faulders surrendered the following vested options to purchase shares of our class A common stock: (a) 500,000 shares at $13.56 per share, (b) 150,000 shares at $12.25 per share, (c) 150,000 shares at $5.00 per share and (d) 25,000 shares at $5.55 per share; (iii) Mr. Faulders directed that the proceeds of the sale of such shares be applied to payment of amounts outstanding under the note issued by him to us pursuant to the loan agreement; (iv) all remaining amounts due from Mr. Faulders under the note and the loan agreement (approximately $648,000) were deemed discharged and the note was deemed to be paid in full; (v) the note and loan agreement were terminated; (vi) we paid Mr. Faulders any remaining amounts due under the loan agreement with respect to interest payments under the note; (vii) we paid Mr. Faulders a bonus in the amount of $490,000 to assist in covering his tax obligations resulting from the foregoing transactions; and (viii) Mr. Faulders has agreed that, during his employment with the company and for a period of 24 months thereafter, he will not (a) compete against us, (b) solicit or hire for employment by any of our competitors, or induce the termination of employment of, any of our employees or (c) take any action intended to cause any of our customers, vendors or business associates to terminate, sever, reduce or otherwise adversely alter its relationship with the company.

      On March 29, 2005, C. Thomas Faulders, III submitted a notice of resignation to the board indicating that he would be resigning his positions with the company as of April 29, 2005. On April 25, 2005, the company and Mr. Faulders entered into a Consulting Agreement. Under the terms of the Consulting Agreement, Mr. Faulders will provide, on a non-exclusive basis, ongoing consulting and advisory services in connection with the conduct of the company’s business. Mr. Faulders’ services may include: (i) support on business development projects and (ii) general advisory services with respect to the management and development of the company’s business.

      The company has agreed to pay Mr. Faulders a monthly fee in the amount of $20,000. Additionally, the company has agreed to reimburse Mr. Faulders, at cost, for all reasonable out-of-pocket travel or other business expenses directly incurred by Mr. Faulders in the performance of services for the company under the Consulting Agreement. In addition, the company has agreed to pay in full, the monthly premium for the continuance of medical and dental care elections for Mr. Faulders via COBRA through December 31, 2005. Subject to availability, Mr. Faulders will be provided with the use of office space and office furniture through December 31, 2005. The Consulting Agreement also contains other related indemnification, proprietary rights and confidentiality provisions.

      The Consulting Agreement will be effective on May 1, 2005 and continue in full force and effect until December 31, 2005 unless earlier terminated by: (i) mutual agreement in writing; (ii) either party upon written notice in the event of a material breach of the consulting agreement by the other party unless cured within thirty (30) days of receiving written notice of the default; or (iii) either party immediately upon written notice in the event the other party is adjudicated bankrupt, files a voluntary petition in bankruptcy, is the subject of an involuntary petition in bankruptcy or makes a general assignment for the benefit of creditors.

     Certain Transactions with Carlo Baravalle

      On December 23, 2004, LCC UK entered into a Consulting Agreement with SEMAB Management Srl, or SEMAB, a private limited company controlled by Carlo Baravalle. Under the terms of the Consulting Agreement, SEMAB agreed that a consultant, mutually agreeable to SEMAB and LCC UK, would provide services as a senior vice president of the Europe, Middle-East, Africa and Asia-Pacific regions to LCC UK on a full-time independent contractor basis. Concurrently therewith, SEMAB and LCC UK entered into an Appointment Letter Agreement which provided that Mr. Baravalle was appointed by SEMAB and accepted by LCC UK as the consultant. LCC UK has agreed to pay SEMAB an annual service fee of €420,000 (less any fees paid to the consultant for service on any board of directors of LCC UK, us or any of our subsidiaries) in addition to a commencement fee of €114,726. In addition, LCC UK may, in its discretion, pay SEMAB an annual performance incentive bonus based on LCC UK’s assessment of SEMAB’s contractual performance during the prior year against various objectives that may include the achievement of revenue, profit and other objectives for LCC UK, us or any of our affiliates in the Europe, Middle-East, Africa and Asia-Pacific regions. SEMAB’s incentive bonus is comparable to those additional incentives or bonus programs generally provided to officers, at the senior vice president level, of LCC UK in the relevant year by our board of directors.

      The Consulting Agreement has an initial term of five years, and may be renewed by either party upon twelve months written notice prior to the agreement’s expiration. Notwithstanding the foregoing, the Consulting Agreement may be terminated by LCC UK or SEMAB at any time, for any reason, upon twelve months written notice. LCC UK may terminate the agreement without providing a full twelve months notice if it makes specified termination payments to SEMAB compensating it for the remainder of the service period in question. LCC UK may also terminate the agreement without notice and without payment of compensation in the event of specified negative conduct by SEMAB or the selected consultant related to their performance under the agreement. The agreement also contains other termination provisions relating to our change of control, uncured payment defaults by LCC UK, reductions in SEMAB’s status or a reduction in fees without SEMAB’s consent.

      Under the terms of our Amended and Restated Equity Incentive Plan, options granted to Mr. Baravalle will remain in effect in accordance with their original terms for so long as Mr. Baravalle continues to provide services to us as a consultant. Prospectively, Mr. Baravalle will be entitled, subject to the provisions of our Amended and Restated Equity Incentive Plan, to receive stock options under the plan as may be determined advisable by, and approved by, the compensation committee of our board of directors. LCC UK has also agreed to reimburse SEMAB for certain out-of-pocket business expenses in connection with the performance of the Mr. Baravalle’s services.

     Certain Transactions with Michael S. McNelly

      On March 31, 2005, the company entered into an Employee Agreement and General Release with Michael S. McNelly in connection with the termination of his employment as the company’s senior vice president of the Americas. Concurrently therewith, the company and Mr. McNelly entered into a Consulting Agreement.

      Under the terms of the Employee Agreement and General Release, Mr. McNelly and the company have agreed that Mr. McNelly’s employment with the company is terminated in all respects, and Mr. McNelly has released the company from any possible claims arising out of, or relating to, his service as an employee of the company and from his employment contract with the company. Under the terms of the Employee Agreement and General Release, the company will provide Mr. McNelly with (i) a lump sum cash severance payment equal to $288,750, less all required federal, state and local taxes and applicable medical benefits insurance premium; (ii) continued medical benefits and insurance coverage for one year; and (iii) an allowance for attorney’s fees associated with the preparation and negotiation of the Employee Agreement and General Release in an amount not to exceed $2,000. In addition, Mr. McNelly will be permitted to retain his laptop computer and its associated components and receive, pursuant to current company policy, a lump sum payment of all earned but unused vacation leave.

      Mr. McNelly will continue to provide services to the company as a consultant. Under the terms of the Consulting Agreement, Mr. McNelly will be a non-exclusive consultant to the company, who, among other things, will seek to identify new customers for the company, assist in securing contracts from certain new customers, assist in managing and maintaining successful relationships with specified company clients and provide guidance on managing ongoing projects.

      The company has agreed to pay Mr. McNelly for services rendered under the Consulting Agreement on a time and expense basis at a rate equal to $150.00 per hour. Additionally, the company has agreed to reimburse Mr. McNelly, at cost, for all reasonable out-of-pocket travel or other business expenses directly incurred by Mr. McNelly in the performance of services for the company under the Consulting Agreement. The Consulting Agreement also contains other related indemnification, proprietary rights and confidentiality provisions. In addition, in the event that, during the term of the Consulting Agreement or any renewal periods, the company enters into a definitive agreement to provide services to certain customers that were secured directly as a result of Mr. McNelly’s efforts, or the company collects fees from certain projects in which Mr. McNelly’s advice and assistance resulted in the successful implementation and management of that project, Mr. McNelly will be entitled to additional compensation based upon the size of the contract or project.

      The Consulting Agreement has an initial term of one year with continuing one year renewal options unless terminated sooner by either party. The Consulting Agreement may be terminated: (i) by mutual agreement in writing; (ii) by either party giving not less than forty-five (45) days written notice prior to the expiration of the term; (iii) by either party upon written notice in the event of a material breach by the other party; or (iv) by either party immediately upon written notice in the event the other party is adjudicated bankrupt, files a voluntary petition in bankruptcy, is the subject of an involuntary petition in bankruptcy or makes a general assignment for the benefit of creditors.

      Under the terms of an Employee Agreement on Ideas, Inventions and Confidential Information, dated March 1, 2000, by and between the company and Mr. McNelly, for a period of one year after Mr. McNelly’s termination of employment, Mr. McNelly will not solicit any customer of our company or compete with our company. These non-compete and non-solicitation restrictions will apply only so long as we continue to pay Mr. McNelly’s salary and benefits.

     Certain Transactions with Graham B. Perkins

      On March 28, 2005, Graham B. Perkins resigned from the company effective April 15, 2005. On March 29, 2005, we entered into a letter agreement with Mr. Perkins whereby we agreed to pay in full, the monthly premium for the continuance of medical and dental care elections for Mr. Perkins via COBRA through December 31, 2005. In addition, we agreed to furnish office space to Mr. Perkins for an indefinite term or until the sooner of (i) Mr. Perkins’ voluntary vacancy of the space or (ii) the lack of availability of office space unoccupied by paying tenants. On April 15, 2005, the company paid Mr. Perkins $100,000, which represents the portion of his 2005 bonus compensation that was earned prior to his resignation.

     Certain Transactions with Vincent Gwiazdowski

      On April 11, 2005, Mr. Gwiazdowski’s employment with the company was terminated effective April 29, 2005. Pursuant to the letter agreement, dated March 1, 2002, between the company and Vincent Gwiazdowski, we have agreed to continue to pay Mr. Gwiazdowski’s base salary for a period of six months. In addition to this arrangement, we have agreed to pay in full, the monthly premium for the continuance of medical and dental care elections for Mr. Gwiazdowski via COBRA for a period of six months.

     Certain Transactions with Charles R. Waldron

      Through an Interim Executive Services Agreement, dated April 19, 2005, between the company and Tatum CFO Partners LLP (Tatum Partners), Mr. Waldron, a CFO partner with Tatum Partners, was hired to serve as interim chief financial officer of the company. As a full-time employee of the company, Mr. Waldron will receive a salary of $22,000 a month for a term of six months beginning April 25, 2005 and ending October 25, 2005. In addition, the Company will pay directly to Tatum Partners a fee of $5,500 a month as compensation for the engagement of Mr. Waldron.

      The Company will have no obligation to provide Mr. Waldron any health or major medical benefits, however Mr. Waldron will be eligible for both stock and cash bonus payments. Mr. Waldron will be eligible for any Company employee retirement and/or 401(k) plan and for vacation and holidays consistent with the Company’s policy as it applies to senior management.

      The agreement has a term of six months. The company has the right to terminate Mr. Waldron’s employment with the company at anytime, and for any reason, upon two weeks written notice to Tatum Partners and, or, Mr. Waldron. Under certain circumstances, Tatum Partners has the right to terminate the agreement. In addition, upon written notice, either party may terminate the agreement if the other party commits a breach of the agreement and fails to cure such breach.

     Policy on Related Party Transactions

      Our audit committee charter requires that our audit committee review and approve transactions in which officers, directors or other related parties have an interest or which involve parties whose relationship with our company may enable them to negotiate terms more favorable than those available to other, more independent parties. The audit committee charter containing this conflict of interest policy was adopted by our board of directors in March 2003 in response to corporate governance rules proposed and subsequently adopted by the NASD and the SEC. Other than the forgiveness of the loan transaction referenced above, the related party transactions discussed above were not reviewed by the audit committee because all of these transactions were entered into before this conflict of interest policy was adopted.

BENEFICIAL OWNERSHIP OF COMMON STOCK

      The table below sets forth certain information regarding beneficial ownership of our common stock as of the record date by (i) each director (and director nominee), (ii) each named executive, (iii) all persons known to us to be beneficial owners of more than 5% of our outstanding class A or class B common stock, and (iv) all directors and executive officers as a group. This information is based upon the most recent filing made by such persons with the SEC or information provided to us by such persons. The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of our class A and class B common stock deemed outstanding includes shares the respective person or group has the right to acquire beneficial ownership of within 60 days after the record date, including but not limited to any right to acquire such shares through the exercise of an option. For purposes of calculating each person’s or group’s percentage ownership, any shares not outstanding which are subject to such option shall be deemed to be outstanding for the purpose of computing the percentage of outstanding class A and class B common stock owned by such person or group, but shall not be deemed to be outstanding for the purpose of computing the percentage of class A and class B common stock owned by any other person or group. The number of shares of our class A common stock set forth in the table as beneficially owned by each stockholder does not include shares of class A common stock that such stockholder has the right to acquire through the conversion of shares of class B common stock.

			Percentage of
			Shares Beneficially
	Shares Beneficially Owned		Owned		Percentage of
					Total Voting
Beneficial Owner(1)	Class A	Class B	Class A	Class B	Power(2)

Gilder, Gagnon, Howe & Co. LLC(3)	1,573,144		6.4%		2.4%
Artemis Investment Management LLC(4)	1,422,700		5.8%		2.2%
Bank of America Corporation(5)	1,017,600		4.1%		1.6%
Frontier Capital Management LLC(6)	1,235,800		5.0%		1.9%
C. Thomas Faulders, III(7)(8)	270,000		1.3%		*
Julie A. Dobson(9)	8,333		—		*
Mark D. Ein(10)	110,999		*		*
Steven J. Gilbert(7)	59,999		*		*
Susan Ness(7)	29,399		*		—
Dr. Rajendra Singh(11)	104,998	4,472,577	*	100%	68.9%
Neera Singh(11)	104,998	4,472,577	*	100%	68.9%
Carlo Baravalle(7)(12)	105,000		*		*
Michael S. McNelly(7)(13)	120,166		*		*
Graham B. Perkins(7)(14)	58,000		*		*
Vincent F. Gwiazdowski(7)(15)	39,658		*		*
All Executive Officers and Directors as a Group (15 persons)(16)	1,047,245	4,472,577	4.9%		69.8%

*	Less than 1% of the outstanding shares of class A and class B common stock.

(1)	Unless otherwise noted and subject to applicable community property laws, to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned by such person, except to the extent authority is shared by spouses under applicable law. In addition, unless otherwise noted, the address of each of the beneficial owners identified is c/o LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia 22102.

(2)	This column sets forth the percentage of the total combined voting power of our class A common stock and class B common stock beneficially owned by the indicated parties.

(3)	Information presented in the table is based upon information contained in a Schedule 13G, filed by the reporting person, on March 10, 2005. The address of Gilder, Gagnon, Howe & Co. LLC is 1775 Broadway, 26th Floor, New York, New York 10019.

(4)	Information presented in the table is based upon information contained in a Schedule 13G, filed by the reporting person, on February 10, 2005. The address of Artemis Investment Management LLC is 437 Madison Avenue, New York, New York 10022.

(5)	Information presented in the table is based upon information contained in a Schedule 13G, filed by the reporting persons, on February 11, 2005. The reporting persons in the schedule are The Bank of America Corporation, Fleet National Bank, Columbia Management Group, Inc. and Columbia Management Advisors, Inc. The address of Bank of America Corporation, Fleet National Bank, Columbia Management Group, Inc. and Columbia Management Advisors, Inc. is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, North Carolina 28255.

(6)	Information presented in the table is based upon information contained in a Schedule 13G, filed by the reporting person, on January 20, 2004. The address of Frontier Capital Management LLC is 99 Summer Street, Boston, Massachusetts 02110.

(7)	Consists entirely of shares of class A common stock which may be acquired within 60 days of the record date pursuant to stock options granted under our directors stock option plan or employee stock option plan.

(8)	On March 29, 2005, Mr. Faulders resigned from the company effective April 29, 2005.

(9)	Includes 6,333 shares of class A common stock which may be acquired within 60 days of the record date pursuant to stock options granted under our directors stock option plan.

(10)	Includes 109,999 shares of class A common stock which may be acquired within 60 days of the record date pursuant to options granted under our directors stock option plan and our employee stock option plan, respectively.

(11)	Includes: (i) 45,000 shares of class B common stock which may be acquired within 60 days of the record date pursuant to options granted to Dr. Rajendra Singh and Neera Singh under our directors stock option plan; (ii) 59,998 shares of class A common stock which may be acquired within 60 days of the record date pursuant to options granted to Dr. Singh and Ms. Singh under our employee stock option plan; (iii) 40,000 shares of class A common stock held by Dr. Singh and Ms. Singh; and (iv) 4,427,577 shares of class B common stock held by RF Investors. Dr. Singh and Ms. Singh and certain Singh Child Family Trusts own all of the outstanding capital stock of Cherrywood. Cherrywood, in turn, owns 100% of the equity interests of Telcom Ventures with respect to Telcom Ventures’ investment in RF Investors. Telcom Ventures owns 99.248% of the equity interests of RF Investors. The remaining 0.752% of the equity interests of RF Investors are owned by Cherrywood. Dr. Singh and Ms. Singh together have the power to vote or dispose of the shares of class B common stock held by RF Investors. The shares of class A common stock and class B common stock beneficially owned by both Dr. Singh and Ms. Singh have been aggregated in calculating the number of shares beneficially owned by each. Each share of class B common stock may be converted into one share of class A common stock at any time upon the holder’s election. The address of Dr. Singh and Neera Singh is c/o Telcom Ventures, L.L.C., 7925 Jones Branch Drive, McLean, Virginia 22102.

(12)	On December 23, 2004, following his relocation to Italy, Mr. Baravalle resigned as an employee of LCC UK and assumed the role of a consultant to the company.

(13)	On March 31, 2005, Mr. McNelly resigned from the company.

(14)	On March 28, 2005, Mr. Perkins resigned from the company effective April 15, 2005.

(15)	On April 11, 2005, Mr. Gwiazdowski’s employment relationship with the company was terminated effective April 29, 2005.

(16)	Includes: (i) 72,417 shares of class A common stock which may be acquired by Peter A. Deliso, vice president, corporate development, general counsel and secretary within 60 days of the record date pursuant to options granted under our employee stock option plan; (ii) 30,417 shares of class A common stock which may be acquired by Terri L. Feely, vice president, human resources within 60 days of the record date pursuant to options granted under our employee stock option plan; (iii) 34,359 shares which may be acquired by Tricia L. Drennan, vice president, corporation communications and investors relations, and assistant secretary and (iv) 8,500 shares which may be acquired by James W. Greenwell, senior vice president of the Americas within 60 days of the record date pursuant to options granted under our employee stock option plan.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that our officers, directors and persons who own more than 10% of our class A common stock file with the SEC reports about their ownership of our class A common stock. The reporting persons are required by rules of the SEC to furnish us with copies of all Section 16(a) reports they file. Except as noted below, based solely on our review of the copies of such reports furnished to us by our directors and officers during and with respect to the year 2004 or upon written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our directors, officers and greater than 10% beneficial owners were satisfied. Dr. and Ms. Singh each inadvertently missed deadlines for filing of Forms 4 with respect to three transactions. Each of RF Investors, Cherrywood, Telecom Ventures, Mr. Baravalle, Mr. Deliso, Mr. Ein, Ms. Dobson, Ms. Ness and Mr. Gilbert inadvertently missed deadlines for filing of Forms 4 with respect to one transaction.

Report of the Audit Committee of the Board of Directors

      For the year ended December 31, 2004, the audit committee was comprised of Julie A. Dobson, Steven J. Gilbert and Susan Ness; Ms. Dobson is chairperson of the committee. The audit committee’s responsibilities, as set forth in the committee’s written charter, include examining and considering matters relating to the financial affairs of LCC, such as reviewing LCC’s annual financial statements, the scope of the independent annual audit and internal audits and the independent auditors’ letter to management concerning the effectiveness of LCC’s internal financial and accounting controls.

      The audit committee has implemented a number of corporate governance measures in response to rules adopted by the SEC and NASD, and the audit committee recommended that the board of directors approve an amendment to the audit committee’s charter to require the audit committee to approve transactions in which officers, directors or other related parties have an interest or which involve parties whose relationship with LCC may enable them to negotiate terms more favorable than those available to other, more independent parties. The board of directors has approved such amendment. In addition, the board of directors has determined that each of the current members of the audit committee meets the independence and experience requirements adopted by the SEC and NASD and Julie A. Dobson is an “audit committee financial expert” within the meaning of the SEC rules.

      The audit committee has reviewed and discussed LCC’s audited financial statements for the year ended December 31, 2004 with management and with LCC’s independent auditors, KPMG LLP. The audit committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The audit committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG LLP their independence.

      Based on the audit committee’s review of LCC’s audited financial statements and the review and discussions described in the foregoing paragraph, the audit committee recommended to the board of directors that the audited financial statements for the year ended December 31, 2004 be included in LCC’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Respectfully submitted,

AUDIT COMMITTEE

Julie A. Dobson
Steven J. Gilbert
Susan Ness

Principal Accounting Fees and Services

      The following table sets forth the fees paid by us for professional services rendered by KPMG LLP for the fiscal years ended December 31, 2004 and December 31, 2003.

Fee Category	Fiscal 2004 Fees	Fiscal 2003 Fees

Audit Fees	$1,433,170	$571,000
Audit-Related Fees	21,850	13,000
Tax Fees	—	308,000
All Other Fees	—	—

Total Fees	$1,455,020	$892,000

      Audit Fees. The aggregate fees for professional services rendered by KPMG LLP for the audit of LCC’s annual financial statements, the reviews of the financial statements included in LCC’s Forms 10-Q, registration statements filed with the SEC and statutory audits for LCC’s foreign subsidiaries for fiscal years 2004 and 2003 were approximately $1,433,170 and $571,000, respectively.

      Audit-related fees. The aggregate fees for assurance and related services rendered by KPMG LLP that were reasonably related to their audit of LCC’s consolidated financial statements and reviews of the condensed consolidated financial statements included in LCC’s Form 10-Q for fiscal years 2004 and 2003 were approximately $21,850 and $13,000, respectively. These services related to the audit of our defined benefit plan.

      Tax fees. The aggregate fees for tax compliance, tax advice and tax planning services rendered by KPMG LLP for fiscal years 2004 and 2003 were approximately $0 and $308,000, respectively. These services related primarily to foreign tax compliance.

      All other fees. No other services were rendered by KPMG LLP for fiscal years 2004 and 2003.

Pre-Approval of Services Provided by Independent Auditors

      The audit committee has adopted a policy for the pre-approval of services provided by our independent auditors. Pursuant to this pre-approval policy, each engagement for services to be provided by our independent auditors must be approved by the audit committee before commencement of such engagement. The policy sets forth the procedures and conditions pursuant to which audit, review and attest services and non-audit services to be provided to us by our independent auditors may be pre-approved. In accordance with the terms of the policy, the audit committee has delegated pre-approval authority for certain non-audit services to the chairperson of the audit committee, which currently is Ms. Dobson. Ms. Dobson may pre-approve permitted non-audit services, without consultation with the full audit committee, where the anticipated fees payable by us for such services are $50,000 or less and provided she reports such approved services to the audit committee at its next scheduled meeting. All audit and non-audit services provided by KMPG LLP to us for the fiscal years ended December 31, 2004 and December 31, 2003 were pre-approved by the audit committee.

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

(Proposal 2)

      KPMG LLP has been our independent auditor since 1994. The selection of KPMG LLP has been ratified by the stockholders in all annual meetings since such engagement. The audit committee has selected KPMG LLP for the current year, and has proposed that our stockholders ratify this selection during the 2005 annual meeting. It is expected that representatives of KPMG LLP will be present at the 2005 annual meeting to make a statement if they so desire or to respond to appropriate questions.

      Unless otherwise instructed on the proxy, the persons named in the proxy to vote the shares represented by each properly executed proxy shall vote for the election as our independent auditors KPMG LLP.

      The board of directors recommends a vote FOR the ratification of the selection of independent public accountants.

DATE OF SUBMISSION OF STOCKHOLDER PROPOSALS

TO BE INCLUDED IN PROXY MATERIALS FOR 2006 ANNUAL MEETING

      Any proposal or proposals intended to be presented by any stockholder at the 2006 annual meeting of stockholders must be received by us no later than December 27, 2005 to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2006 annual meeting of stockholders any stockholder proposal which may be omitted from our proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received. A stockholder who wishes to present a proposal at our 2006 annual meeting, without inclusion in our proxy statement for that meeting, must submit the proposal to us at our principal executive offices prior to the close of business no later than the date designated for receipt of stockholders’ proposals in a prior public disclosure made by us. If there has been no such prior public disclosure, then a stockholder’s notice must be delivered, or mailed and received, not less than 60 days nor more than 90 days prior to the annual meeting; provided, however, that in the event that less than 70 days’ notice of the date of the annual meeting is given to stockholders or prior public disclosure of the date of the meeting is made, notice by the stockholder must be received no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. If we do not receive notice of such proposal within the time frame specified above, the proposal will be considered untimely and management will be entitled to vote proxies in its discretion with respect to such proposal.

OTHER BUSINESS TO BE TRANSACTED

      As of the date of this proxy statement, the board of directors knows of no other business which may come before the annual meeting. If any other business is properly brought before the annual meeting, it is the intention of the proxy holders to vote or act in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors

PETER A. DELISO
Secretary

McLean, Virginia
April 25, 2005

A copy of our Annual Report on Form 10-K accompanies this proxy statement.

REVOCABLE PROXY

LCC INTERNATIONAL, INC.

ANNUAL MEETING OF STOCKHOLDERS MAY 25, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned stockholder hereby appoints Peter A. Deliso and Terri L. Feely, or either of them, attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other, to vote and act for the undersigned at the Annual Meeting of Stockholders of LCC International, Inc. to be held on Wednesday, May 25, 2005 at 10:00 a.m. (Eastern Time) at the offices of LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia, 22102, and at any adjournments thereof, in respect of all shares of the Common Stock, par value $.01 per share, of the Company which the undersigned may be entitled to vote, on the matters designed below.

The undersigned hereby acknowledges prior receipt of a copy of the Notice of Annual Meeting of Stockholders and proxy statement dated April 25, 2005 and the Company’s Annual Report on Form 10-K, and hereby revokes any proxy or proxies heretofore given. This Proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

(CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE.)

ANNUAL MEETING OF STOCKHOLDERS OF

LCC INTERNATIONAL, INC.

May 25, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Proposal One: Election of the Board of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡ Julie A. Dobson ¡ Mark D. Ein
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ Susan Ness ¡ Dr. Rajendra Singh ¡ Neera Singh

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

	FOR	AGAINST	ABSTAIN
Proposal Two: Proposal to ratify the appointment of KPMG as the independent auditors of the Company for the fiscal year ending December 31, 2005.	☐	☐	☐

In the discretion of the proxy holders, on any other matters that may properly come before the Annual Meeting, or any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. HOWEVER, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES IN PROPOSAL 1, AND FOR PROPOSAL 2.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN A FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.

I PLAN TO ATTEND THE MAY 25, 2005 ANNUAL STOCKHOLDERS MEETING	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.